EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2026 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, May 11, 2026: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter ended March 31, 2026. A description of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
First Quarter 2026 Activity:
•Timing Shift in Earnings Recognition: For the 2026 crop year, three of our farms remain under modified lease agreements that include reduced or eliminated fixed base rent and, in some cases, provide cash lease incentives to tenants in exchange for significantly higher participation rent components. We also continue to operate two properties (consisting of four farms) under management agreements with third-party operators. Collectively, these properties are referred to as our “Repositioned Farms,” reflecting a temporary shift toward greater participation-based revenues. These arrangements result in a shift in the timing of revenue recognition and increase our reliance on participation rents, which are generally recognized once crop results are known, typically in the fourth quarter. Consequently, consistent with 2025, a substantial majority of our 2026 revenue and earnings is expected to be recognized in the fourth quarter.
•Portfolio Activity:
◦Participation Rents: Recorded approximately $4.9 million of participation rent revenue, compared to approximately $465,000 in the prior-year quarter, primarily due to a partial early bonus payment received from one of our processors related to the 2025 pistachio crop (the “Early 2025 Pistachio Bonus Payment”) on certain of our Repositioned Farms. Typically, this bonus payment would be received in late 2026 or early 2027; however, a portion was received early, with the remaining portion still expected to be paid on the normal schedule.
◦Crop Sales: Recorded net income from crop sales on direct-operated farms of approximately $1.9 million, primarily driven by the Early 2025 Pistachio Bonus Payment.
•Debt Activity:
◦Redemption of Series D Term Preferred Stock: Redeemed all outstanding shares of our 5.00% Series D Cumulative Term Preferred Stock (the “Series D Term Preferred Stock”) for approximately $60.6 million, including accrued dividends.
◦Interest Patronage: Recorded approximately $1.4 million of interest patronage, or refunded interest, related to our 2025 borrowings from various Farm Credit associations. Total 2025 interest patronage resulted in a 21.0% reduction (approximately 95 basis points) to the interest rate on such borrowings.
•Equity Activity:
◦Common Stock— ATM Program: Sold 3,744,263 shares of our common stock for net proceeds of approximately $36.7 million under our "at-the-market" sales program (the “ATM Program”).
◦Repurchase Program: Repurchased a total of 123,897 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) at an average repurchase price of $19.92 per share for a total gain on repurchase of approximately $325,000.
•Paid Distributions: Paid monthly cash distributions totaling $0.1401 per share of common stock during the quarter ended March 31, 2026.

First Quarter 2026 Results:
Net loss for the quarter was approximately $4.3 million, compared to net income of approximately $15.1 million in the prior-year quarter. Net loss attributable to common stockholders during the quarter was approximately $10.0 million, or $0.24 per share, compared to net income attributable to common stockholders of approximately $9.1 million, or $0.25 per share, in the prior-year quarter. AFFO for the quarter was approximately $3.1 million, or $0.08 per share, compared to approximately $2.0 million, or $0.06 per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
Total cash lease revenues decreased by approximately $351,000, primarily due to a $2.4 million reduction in fixed base cash rents resulting from lost revenues associated with farms sold over the past year and farms that were either placed on non-accrual status, transitioned to direct operations, or remain vacant, as well as a termination fee of approximately $2.4 million recorded during the prior-year period. These decreases were largely offset by an increase in participation rent of approximately $4.4 million, primarily attributable to receipt of the Early 2025 Pistachio Bonus Payment.
In connection with our direct farming operations, during the current quarter, we recorded approximately $1.9 million of net income from crop sales, primarily attributable to the Early 2025 Pistachio Bonus Payment. The related growing costs for the 2025 crop were previously recognized during the three months ended December 31, 2025. We expect to recognize additional revenue from the 2025 pistachio harvest as remaining marketing bonus payments are settled later in 2026.
Aggregate related-party fees decreased by approximately $35,000 during the current quarter, primarily due to a lower base management fee as a result of property sales over the past year. Excluding related-party fees, recurring cash operating expenses increased by approximately $786,000, driven by higher property operating expenses, including additional costs incurred to provide supplemental water to one of our properties in accordance with its lease, as well as higher legal expenses related to protecting water rights on certain farms in California. General and administrative expenses increased by approximately $101,000 due to higher professional fees. Interest expense also declined as a result of debt repayments made over the past year, as well as the redemption of our Series D Term Preferred Stock on January 30, 2026.
Cash flows from operations for the current quarter increased by approximately $4.8 million compared to the prior-year quarter, primarily due to higher cash receipts from participation rents and crop sales, partially offset by the receipt of a termination fee in the prior-year period, as noted above.
Subsequent to March 31, 2026:
•Debt Activity—New Farm Credit Facility: Entered into a new revolving line of credit with Farm Credit of Central Florida, ACA, that provides for borrowings of up to $37.0 million (the “Farm Credit Facility”). The Farm Credit Facility matures on April 1, 2030, and borrowings thereunder bear interest at a variable rate equal to the prime rate less 0.50%, prior to the effect of any interest patronage.
•Equity Activity:
◦Registration Statement: Filed a new registration statement (which the SEC declared effective on April 23, 2026), permitting us to issue up to an aggregate of $1.0 billion of securities over the next three years.
◦Common Stock— ATM Program: Sold 1,377,392 shares of our common stock for net proceeds of approximately $14.1 million.
◦Repurchase Program: Repurchased a total of 171,283 shares of our Series B Preferred Stock and Series C Preferred Stock at an average repurchase price of $20.53 per share for a total gain on repurchase of approximately $346,000.
•Second Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of April, May, and June (totaling $0.1401 per share of common stock for the quarter).
Comments from David Gladstone, President and CEO of Gladstone Land:  “We had a successful 2025 harvest on the farms where we oversee the growing operations, although the full financial impact has not yet been reflected in our results, as a significant portion of the revenue from the 2025 pistachio harvest is expected to be recognized later in 2026 following the completion of the marketing period. Market trends for pistachios and almonds, our two primary nut crop exposures on our Repositioned Farms, remain favorable, with strong demand and stable-to-improved year-over-year pricing for both crops. We view the recent lease modifications as temporary and continue to target a return to more traditional lease structures that include fixed base rents. In the meantime, we remain focused on enhancing the long-term viability of our farms by pursuing opportunities to acquire additional water resources at below-market prices, further strengthening water security for our farms and growers. Our balance sheet remains in excellent condition, with nearly 100% of our outstanding debt at fixed interest rates. We also continue to maintain strong liquidity, including over $145 million in immediately available capital and more than $110 million in unencumbered properties that could be pledged as additional collateral, if needed.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2026	3/31/2025	($ / #)	(%)
Operating Data:
Total operating revenues	$16,552	$16,804	$(252)	(1.5)%
Total operating expenses	(16,601)	(13,127)	(3,474)	26.5%
Other (expense) income, net	(4,256)	11,431	(15,687)	(137.2)%
Net (loss) income	$(4,305)	$15,108	$(19,413)	(128.5)%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(5,680)	(6,002)	322	(5.4)%
Net (loss) income attributable to common stockholders	(9,985)	9,106	(19,091)	(209.7)%
Plus: Real estate and intangible depreciation and amortization	10,370	8,429	1,941	23.0%
Plus (less): Losses (gains) on dispositions of real estate assets, net	459	(15,410)	15,869	(103.0)%
Plus: Impairment charges	884	—	884	—%
Adjustments for unconsolidated entities(2)	59	14	45	321.4%
FFO available to common stockholders	1,787	2,139	(352)	(16.5)%
Plus: Acquisition- and disposition-related expenses, net	30	21	9	42.9%
Plus: Other nonrecurring charges, net(3)	126	173	(47)	(27.2)%
CFFO available to common stockholders	1,943	2,333	(390)	(16.7)%
Net adjustment for normalized cash rents(4)	1,196	(792)	1,988	(251.0)%
Plus: Amortization of debt issuance costs	149	365	(216)	(59.2)%
(Less) plus: Other non-cash (receipts) charges, net(5)	(184)	129	(313)	(242.6)%
AFFO available to common stockholders	$3,104	$2,035	$1,069	52.5%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding, fully diluted	40,856,330	36,184,658	4,671,672	12.9%

Diluted net (loss) income per weighted-average common share	$(0.244)	$0.252	$(0.496)	(197.1)%
Diluted FFO per weighted-average common share	$0.044	$0.059	$(0.015)	(26.0)%
Diluted CFFO per weighted-average common share	$0.048	$0.064	$(0.017)	(26.2)%
Diluted AFFO per weighted-average common share	$0.076	$0.056	$0.020	35.1%
Cash distributions declared per common share	$0.140	$0.140	$0.000	—%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,143,781	$1,204,803	$(61,022)	(5.1)%
Total assets	$1,203,712	$1,281,736	$(78,024)	(6.1)%
Total indebtedness(7)	$486,030	$561,339	$(75,309)	(13.4)%
Total equity	$688,325	$698,878	$(10,553)	(1.5)%
Total common shares outstanding (fully diluted)	41,759,181	36,184,658	5,574,523	15.4%

Other Data:
Cash flows from operations	$9,295	$4,467	$4,828	108.1%
Farms owned	144	150	(6)	(4.0)%
Acres owned	98,688	103,001	(4,313)	(4.2)%
Occupancy rate(8)	94.9%	95.9%	(1.0)%	(1.0)%
Acre-feet of water assets owned	55,649	55,350	299	0.5%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.

(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of damage to improvements on certain of our farms caused by certain non-recurring events, (ii) one-time legal costs incurred related to certain corporate organizational matters, (iii) costs incurred during the three months ended March 31, 2026, related to the redemption of our Series D Term Preferred Stock, and (iv) for 2025 only, the capital gains fee recorded during the three months ended March 31, 2025.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain non-cash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iii) (less) plus net non-cash (income) expense recorded as a result of additional water assets (received) used in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization and impairment charges, if any.
(7)Consists of the principal balances outstanding on all indebtedness, including our lines of credit, notes and bonds payable, and, as of March 31, 2025, only, our Series D Term Preferred Stock, which was redeemed in full on January 30, 2026.
(8)Based on farmable acreage; includes direct-operated farms.
Conference Call for Stockholders:  The Company will hold a conference call on Tuesday, May 12, 2026, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through May 19, 2026.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13759087.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 144 farms, comprised of approximately 99,000 acres in 14 different states and nearly 56,000 acre-feet (or over 18.1 billion gallons) of water assets in California. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Gladstone Land pays monthly distributions to its stockholders and has paid 159 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2025, as amended, as filed with the SEC on April 7, 2026, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893